Elite IR

Leslie J. Richardson, Partner

Leslie.richardson@elite-ir.com

China Precision Steel Holds Annual General Meeting of Shareholders

SHANGHAI, China, July 1, 2013 —China Precision Steel Inc. (Nasdaq: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced that it held its 2013 Annual General Meeting of Shareholders (the “AGM”) at 11:00 am on June 28, 2013 (June 27, 11:00 pm EDT), in Hong Kong. Each of the proposals submitted for shareholder approval, as set out in the Company’s definitive Proxy Statement, was approved.

Specifically, the shareholders:

●	Reelected Mr. Hai Sheng Chen, Mr. Tung Kuen Tsui, and Ms. Leada Tak Tai Li as members of the Board of Directors of the Company;
●	Ratified the selection by the Audit Committee of Moore Stephens as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013;
●	Approved a reduction in the number of authorized shares of the Company’s common stock and preferred stock to amounts that will be determined by the Board, but (a) such reduced number of authorized shares of common stock shall not be (i) lower than 5,000,000 or (ii) higher than 20,000,000 and (b) such reduced number of authorized shares of preferred stock shall not be (i) lower than 200,000 or (ii) higher than 2,000,000; provided, however, that such approval shall expire on August 30, 2013;
●	Approved, in a non-binding advisory vote, the compensation for Company management;
●	Approved, in a non-binding advisory vote, the frequency of three years for future advisory votes on executive compensation.

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel’s high precision, ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products are mainly used in the production of automotive components, food packaging materials, saw blades, steel roofing and textile needles. The Company sells to manufacturers in the People’s Republic of China as well as overseas markets such as Nigeria, Ethiopia, Thailand and Indonesia. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.